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UNDER ARMOUR, INC.

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UNDER ARMOUR BOARD OF DIRECTORS NAMES

MOHAMED A. EL-ERIAN AS LEAD INDEPENDENT DIRECTOR

BALTIMORE, May 18, 2020 – Under Armour, Inc. (NYSE: UA, UAA) today announced that Mohamed A. El-Erian, a board member since 2018, has been appointed lead independent director of the company’s Board of Directors, effective upon his re-election at Under Armour’s 2020 Annual Meeting on May 27, 2020. Dr. El-Erian succeeds A.B. “Buzzy” Krongard, who has served in the lead director role since 2006.

“Throughout his 15-year tenure with Under Armour, Buzzy has served with distinction in helping us become one of the world’s largest athletic performance companies,” said Under Armour Executive Chairman and Brand Chief Kevin Plank. “It is with great pleasure that we honor Buzzy’s legacy and express our sincere thanks to him for his leadership, strategic counsel and significant contributions during his many years of service to the brand.”

Plank continued, “As we work through our strategic transformation, the Board’s selection of Mohamed to the lead independent director role is a testament to his extensive leadership abilities and our continued commitment to rigorous oversight and sound governance practices. In partnership with all Board members, this appointment further underscores our steadfast attention to returning Under Armour to growth and profitability for our shareholders over the long-term.”

“I am honored to be appointed lead director, follow Buzzy’s successful and impactful tenure, and look forward to contributing to the success of Under Armour,” said Dr. El-Erian. “As the company continues to navigate a complex set of challenges, the combination of a well-constructed playbook, exceptionally talented teammates and the power of this brand ensures that Under Armour is well positioned to realize its considerable potential.”

Mohamed A. El-Erian

Dr. El-Erian joined Under Armour’s board in 2018 and has served on the Finance and Capital Planning, and Audit committees. He is currently chief economic advisor at Allianz, the corporate parent of PIMCO where he served as CEO and co-chief investment officer. He is President-Elect of Queens’ College Cambridge, slated to take office in October 2020 and served this year as a Professor of Practice at The Wharton School and Senior Global Fellow of the Lauder Institute. Dr. El-Erian is also a columnist for Bloomberg Opinion, a contributing editor at the Financial Times and senior advisor to Gramercy Funds Management. He first joined PIMCO in 1999 as a senior member of the portfolio management and investment strategy group. From 2012 to 2017, he was chair of the U.S. President’s Global Economic Development Council. Previously, he was a managing director at Salomon Smith Barney/Citigroup in London and worked at the International Monetary Fund for 15 years, rising to the position of Deputy Director. He is currently a board member of Barclays, the National Bureau of Economic Research (serving on the NBER’s Executive Committee), and chairs the Microsoft Investment Advisory Committee. Dr. El-Erian holds bachelor’s and master’s degree from Cambridge University, and a master’ and doctorate degree from Oxford University.

Committee Leadership and Composition Changes

Douglas A. Coltharp will replace Mr. Krongard as Chair of the Audit Committee. Mr. Coltharp, a board member since 2004 and longstanding Audit Committee member, will continue his role as Chair of the Finance and Capital Planning Committee. Since May 2010, Mr. Coltharp has served as Executive Vice President and Chief Financial Officer of Encompass Health Corporation. Prior thereto, Mr. Coltharp served as a partner at Arlington Capital Advisors and Arlington Investment Partners, a Birmingham, Alabama based financial advisory and private equity business from May 2007 to April 2010 and as Executive Vice President and Chief Financial Officer of Saks Incorporated and its predecessor organization from November 1996 to May 2007.

Eric T. Olson, Admiral U.S. Navy (Retired) and former Commander, U.S. Special Operations Command, will remain chair of the Corporate Governance Committee. Mr. Olson has been an Under Armour board member since 2012.

Harvey L. Sanders, former Chief Executive Officer and Chairman of Nautica Enterprises, Inc., will remain chair of the Compensation Committee. Mr. Sanders has been an Under Armour board member since 2004.

About Under Armour, Inc.

Under Armour, Inc., headquartered in Baltimore, Maryland, is a leading inventor, marketer and distributor of branded athletic performance apparel, footwear and accessories. Powered by one of the world’s largest digitally connected fitness and wellness communities, Under Armour’s innovative products and experiences are designed to help advance human performance, making all athletes better. For further information, please visit https://about.underarmour.com.

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Under Armour Contacts:

Lance Allega	Blake Simpson
SVP, Investor Relations & Corp. Development	SVP, Global Communications, PR & Events
(410) 246-6810	(443) 630-9959